SECOND AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of April 28, 2017, by and between PLANTRONICS, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, reference is hereby made to (i) that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of May 15, 2015 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and (ii) that certain Revolving Line of Credit Note dated May 2, 2016 in the maximum principal amount of $100,000,000.00, executed by Borrower in favor of Bank.

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

AGREEMENT

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.    Section 1.1 of the Credit Agreement is hereby amended by deleting in its entirety the definition of the term “EBITDA” set forth therein, and substituting the following therefor:

“EBITDA” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of: (a) the net income (or net loss) for such period; plus (b) all amounts treated as expenses for such period for depreciation, interest and amortization (including, without limitation, the amortization of intangibles of any kind), but in each case only to the extent included in the determination of such net income (or net loss); plus (c) all charges for foreign, federal, state and local taxes for such period on or measured by income, but in each case only to the extent included in the determination of such net income (or net loss); plus (d) all non-cash expenses or charges for stock compensation for directors, officers, employees and consultants for such period, but in each case only to the extent included in the determination of such net income (or net loss) and to the extent such non-cash expenses or charges are not reserved for cash charges to be taken in the future; provided that net income (or net loss) shall be computed for all of the foregoing purposes without giving effect to extraordinary gains or extraordinary losses; plus (e) non-cash losses, charges or expenses (except to the extent that such non-cash charges or expenses occur in the ordinary course of business and are reserved for cash charges or expenses to be taken in the future), including non-cash impairment of goodwill and intangible assets; plus (f) in connection with any Permitted Acquisition and any acquisition consummated prior to the date hereof but during the applicable period, all non-recurring restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments, and non-recurring fees and expenses paid in connection with such acquisition, all to the extent incurred within twelve (12) months of the completion of such acquisition; plus (g) out-of-pocket costs, fees and expenses incurred in connection with, and directly related to, (i) this Agreement and the transactions contemplated hereby, (ii) any Permitted Acquisition, (iii) issuances of any equity interests, (iv) dispositions of any assets permitted hereunder, or (v) incurrence, amendment, modification, refinancing or repayment of Indebtedness permitted hereunder (in each case of clauses (ii) through (iv), whether or not successful), including, without limitation, legal, accounting and advisory fees, in each case (x) to the extent that such out-of-pocket costs and expenses are incurred within twelve (12) months following the date hereof (in the case of this

Agreement) or the consummation of such acquisition, issuance, disposition, incurrence, amendment, modification, refinancing or repayment, as applicable.

2.    Section 2.1(a) of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

(a)    Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including May 9, 2020, in an aggregate outstanding amount not to exceed at any time the Commitment (the “Line of Credit”), the proceeds of which shall be used to refinance existing Indebtedness under the Prior Credit Agreement, to finance stock repurchases (including through open market purchases, privately negotiated purchases, accelerated stock repurchase contracts, forward purchase contracts or similar derivative instruments, dutch auction tender offers or through a combination of any of the above) and for general corporate purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of April 28, 2017 (as amended, amended and restated, modified or otherwise supplemented from time to time, the “Line of Credit Note”), all terms of which are incorporated herein by this reference.

3.    Section 3.1 of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

SECTION 3.1.    LEGAL STATUS. Borrower is: (a) a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which the failure to so qualify or to be so licensed could have a Material Adverse Effect; and (b) not the target of any trade or economic sanctions promulgated by the United Nations or the governments of the United States, the United Kingdom, the European Union, or any other jurisdiction in which the Borrower is located or operates (collectively, “Sanctions”).

4.    Section 5.4 of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

SECTION 5.4.    COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence; comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which the Borrower is located or doing business, or otherwise is applicable to Borrower, including, without limitation, (a) all Sanctions, (b) all laws and regulations that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, (c) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (d) the U.K. Bribery Act of 2010, as amended, and (e) any other applicable anti-bribery or anti-corruption laws and regulations, except in each case where the failure to so preserve, maintain or comply could not reasonably be expected to have a Material Adverse Effect.

5.    Section 5.9(a) of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

(a)    Funded Debt to EBITDA not greater than 3.25 to 1.00 as of each fiscal quarter end, determined on a rolling 4-quarter basis.

6.    Section 6.1 of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

SECTION 6.1.    USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article II hereof, or directly or indirectly use any such proceeds for the purpose of (a) providing financing or otherwise funding any targets of Sanctions; or (b) providing financing or otherwise funding any transaction which would be prohibited by Sanctions or would otherwise cause Bank or any of Bank’s affiliates to be in breach of any Sanction.

7.    Section 8.2 of the Credit Agreement is hereby deleted in its entirety, and the following substituted therefor:

SECTION 8.2.    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:        PLANTRONICS, INC.
345 Encinal St.
Santa Cruz, CA 95060
Attention: Chief Financial Officer

BANK:            WELLS FARGO BANK, NATIONAL ASSOCIATION
45 Fremont Street, 7th Floor
San Francisco, CA 94105
Attention: Scott Schnugg

WITH COPY TO:    WELLS FARGO CORPORATE BANKING
90 South 7th Street, 6th Floor
Minneapolis, MN 55402
Attention: Jesse Mason

8.    The obligation of Bank to amend the terms and conditions of the Credit Agreement as provided herein, is subject to the fulfillment to Bank’s satisfaction of all of the following conditions by no later than May 1, 2017:

(a)    Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Amendment.

(ii)	The Guarantor’s Consent and Reaffirmation attached hereto.

(iii)	The Revolving Line of Credit Note.

(iv)	Such other documents as Bank may require under any other section of this Amendment.

(b)    In addition to Borrower’s obligations under the Credit Agreement and the other Loan Documents, Borrower shall have paid to Bank the full amount of all costs and expenses, including reasonable attorneys’ fees (including the allocated costs of Bank’s in-house counsel) expended or incurred by Bank in connection with the negotiation and preparation of this Amendment, for which Bank has made demand.

(c)    The representations and warranties contained in the Credit Agreement and in each of the other Loan Documents shall be true on and as of the date of the signing of this Amendment, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct as of such earlier date, and except that the representations and warranties contained in Section 3.5 of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Section 5.3 of the Credit Agreement.

(d)    No Default shall exist as of the date of this Amendment.

9.    Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document. This Amendment is a Loan Document.

10.    Borrower hereby reaffirms all covenants set forth in the Credit Agreement. Borrower hereby represents and warrants that (a) each of the representations and warranties contained in the Credit Agreement and in each of the other Loan Documents is true on and as of the date of the signing of this Amendment, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that the representations and warranties contained in Section 3.5 of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Section 5.3 of the Credit Agreement and (b) no Default shall exist as of the date of this Amendment.

11.    This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Amendment.

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Second Amendment to
Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PLANTRONICS, INC. By:__/s/ Pam Strayer______________ Pamela Strayer Senior Vice President & Chief Financial Officer	WELLS FARGO BANK, NATIONAL ASSOCIATION By:___/s/ Scott Schnugg___________ Name: ___Scott Schungg__________ Title: ____Vice President__________

GUARANTOR’S CONSENT AND REAFFIRMATION

The undersigned guarantor of all indebtedness of PLANTRONICS, INC., a Delaware corporation, to WELLS FARGO BANK, NATIONAL ASSOCIATION hereby: (i) consents to the foregoing Amendment; (ii) reaffirms its obligations under its Continuing Guaranty; (iii) reaffirms its waivers of each and every one of the defenses to such obligations as set forth in its Continuing Guaranty; and (iv) reaffirms that its obligations under its Continuing Guaranty are separate and distinct from the obligations of any other party under said Amendment, the Credit Agreement referred to therein, and the other Loan Documents described in the Credit Agreement.

Dated as of April 28, 2017

GUARANTOR:

FREDERICK ELECTRONICS CORPORATION

By: /s/ Stuart White
Stuart White
President and Chief Financial Officer